Exhibit 10.1

TENTH AMENDMENT

THIS TENTH AMENDMENT (the “Amendment”) is made and entered into as of the               day of                       , 2003, by and between EOP-110 ATRIUM PLACE, L.L.C., a Delaware limited liability company (“Landlord”), and CLICK2LEARN, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                   Landlord (as successor in interest to Dean Witter Realty Income Partnership II, L.P., a Delaware limited partnership) and Tenant (as successor in interest to Asymetrix Corporation, a Washington corporation) are parties to that certain lease dated May 24, 1991 (the “Original Lease”), which lease has been previously amended by instruments dated April 16, 1992 (the “First Amendment”), May 20, 1992 (the “Second Amendment”), September 29, 1992 (the “Third Amendment”), August 27, 1993 (the “Fourth Amendment”), April 29, 1995 (the “Fifth Amendment”), January 26, 1996 (the “Sixth Amendment”), March 31, 1996 (the “Seventh Amendment’), August 15, 1998 (the “Conditional Partial Lease Termination Agreement”), October 16, 1998 (the “Eighth Amendment”), and April 16, 2002 (the “Ninth Amendment”) (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 36,649 rentable square feet (the “Premises”) on the 6th and 7th floors of the building commonly known as Atrium Place located at 110-110th Avenue N.E., Bellevue, Washington (the “Building”).

B.                                     Landlord has remeasured the Premises and the Building using the current ANSI\BOMA Z 65.1-1996 standard and as a result of such remeasurement, during the Second Extended Term (as hereinafter defined), the Premises shall consist of 39,363 rentable square feet and the Building shall consist of 224,285 rentable square feet.

C.                                     The Lease by its terms shall expire on October 31, 2003 (“Prior Extended Termination Date”), and the parties desire to extend the Lease Term, provide for Landlord Work (as hereinafter defined) and make certain other changes to the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.                                         Premises.

A.                                   Remeasurement.  Effective (retroactively) as of January 1, 2003, the net rentable square feet of the Premises shall be amended from “36,649 square feet” to “39,363 square feet”, consisting of approximately 3,863 rentable square feet for Suites 680 and 690 and approximately 35,500 rentable square feet for Suite 700, and the net rentable square feet of the building shall be amended from “213,000 square feet” to “224,285 square feet”.  Landlord and Tenant acknowledge that such increase is a result of a remeasurement of the Premises and the Building and not the result of an expansion or addition of space.  The Rent and all other charges under the Lease shall remain payable as provided therein with respect to the Premises up to and including December 31, 2002.

B.                                     Temporary Premises.  If: (1) the Landlord Work (as defined in Exhibit B attached hereto) is or will be materially disruptive to the conduct of Tenant’s business in the Premises, and (2) Tenant has delivered the final approved Plans (as defined in Exhibit B attached hereto) to Landlord on or before March 15, 2003, and has otherwise complied with Exhibit B attached hereto in all material respects, then Tenant shall be permitted to occupy space selected by Landlord (in Landlord’s reasonable discretion) on the 2nd, 4th or 6th floors of the Building (the “Temporary Premises”).  At any time after Tenant has delivered the final approved Plans and subject to the conditions in the previous sentence, Tenant may notify Landlord of its need for the Temporary Premises.  Within 5 Business Days of such notice, Landlord shall advise Tenant (the “Temporary Premises Advice”) of the temporary space Landlord is prepared to permit Tenant to occupy as the Temporary Premises, and Landlord shall make reasonable efforts to provide such space on the 6th floor of the Building.  Tenant may occupy the Temporary

Premises by providing Landlord with written notice within 5 days after the date of the Temporary Premises Advice.  The term for the Temporary Premises shall commence upon the commencement date stated in the Temporary Premises Advice and end on the date Landlord substantially completes (as determined by Landlord in Landlord’s reasonable discretion) Landlord’s Work (the “Temporary Premises Term”).  Tenant shall accept the Temporary Premises in its “as is” condition, and Landlord shall have no obligation to provide any improvement allowance, leasehold improvements, or other work to the Temporary Premises.  During the Temporary Premises Term, Tenant shall occupy the Temporary Premises under all terms and provisions of the Lease (including, but not limited to, the indemnity and insurance provisions thereunder), except those provisions requiring payment of Base Rent or Additional Rent as to the Temporary Premises.  During the Temporary Premises Term, Landlord shall have the right to relocate Tenant from the Temporary Premises to another space substantially similar to the Temporary Premises (the “Relocation Temporary Premises”) at Landlord’s sole cost and expense.  After such relocation, the Relocation Temporary Premises shall be considered the “Temporary Premises” for the purposes of this Section I.B.  During the Temporary Premises Term, Tenant shall continue to pay Base Rent and Additional Rent for the Premises pursuant to the terms of the Lease and this Amendment.

II.                                     Extension.  The Lease Term is hereby extended for a period of 61 months and shall expire on December 31, 2008 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Lease Term commencing the day immediately following the Prior Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term”.

III.                                 Base Rent.  Retroactively as of January 1, 2003, the schedule of Base Rent payable with respect to the Premises during the remaining portion of the Lease Term and the Second Extended Term is the following:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
01/01/03 – 10/31/03*	$20.25	$797,100.72	$66,425.06
11/01/03 – 12/31/05	$20.25	$797,100.72	$66,425.06
01/01/06 – 12/31/08	$22.50	$885,667.56	$73,805.63

*covers months 50-60 of the current Lease Term and supercedes the schedule set forth in Section 7(a) of the Eighth Amendment

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the Base Rent schedules set forth above, as long as Tenant is not in default, Tenant shall be entitled to an abatement of Base Rent for: (a) the period commencing January 1, 2003, and ending January 31, 2003 (the “First Rent Abatement Period”), and (b) the period commencing January 1, 2004, and ending January 31, 2004 (the “Second Rent Abatement Period”, and collectively with the First Rent Abatement Period, the “Rent Abatement Period”).  The total amount of Base Rent abated during the Rent Abatement Period shall equal One Hundred Thirty-two Eight Hundred Fifty and 12/100 Dollars ($132,850.12) (the “Abated Base Rent”).  During the Rent Abatement Period, all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.  In the event Tenant defaults in any monetary obligations under the Lease at any time during the remaining portion of the current Lease Term or the Second Extended Term, and as a result of such default Landlord obtains a judgment against Tenant in an amount greater than the total of the Abated Base Rent and the amount of any rent credits applied to Base Rent pursuant to paragraph 7 of the Work Letter attached hereto as Exhibit B, then Landlord may add the amount of all such Abated Base Rent and rent credits to such judgment.  The addition of the Abated Base Rent and rent credits in the event of Landlord obtains a judgment against Tenant shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity.

IV.                                 Security Deposit.

A.                                   Generally.  Within 10 Business Days after execution of this Amendment by Tenant, Tenant shall pay Landlord the sum of $73,805.63 as a security deposit (the “Security Deposit”).  Landlord shall hold the Security Deposit without liability for interest (unless required by law) as security for the performance of Tenant’s obligations.  The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages.  Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due (i.e., beyond the applicable notice and cure period) Rent or to cure any uncured default by Tenant.  If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (2) the termination date of the Lease Term.  If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from its other accounts.

B.                                     Letter of Credit.  The Security Deposit may be in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall:  (a) be in the amount of $73,805.63; (b) be issued on the form attached hereto as Exhibit A; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year.  Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least 60 days after the Second Extended Termination Date of the Lease.  If Tenant fails to furnish such renewal or replacement at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of Section IV.A. above.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank satisfactory to Landlord at the time of the issuance thereof.

If Landlord draws on the Letter of Credit as permitted in this Amendment or the Letter of Credit, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.  In the alternative, Tenant may provide Landlord with cash, to be held by Landlord in accordance with Section IV.A. above, equal to the restoration amount required under the Letter of Credit.

V.                                     Operating Costs.  For the period commencing (retroactively) on January 1, 2003, and ending on the Second Extended Termination Date, Tenant shall pay for Operating Costs Allocable to the Premises in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Operating Costs Allocable to the Premises is 2003, and Tenant’s Allocable Share with respect to the Premises is 17.5504% (i.e., 39,363 RSF/224,285 RSF).

VI.                                 Improvements to Premises.

A.                                   Condition of Premises.  Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or Paragraph 4 of the Original Lease.

B.                                     Responsibility for Improvements to Premises.  Landlord shall undertake, perform and complete the improvements to the Premises described in and in accordance with the Work Letter attached hereto as Exhibit B.  All repairs and improvements undertaken by or under the direction of Landlord, including all Landlord Work, shall be done in a good and workmanlike manner.

VII.                             Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.                                   Parking.  Effective as of January 1, 2003, Paragraph 3 of Attachment I to the Original Lease (as modified by the Fourth Amendment and the Sixth Amendment) and Section 11 of the Eighth Amendment are hereby deleted and replaced with Exhibit C attached hereto and made a part hereof.

B.                                     Building Square Footage.  Effective as of January 1, 2003, the rentable square footage of the Building is deemed to be 224,285 square feet.

C.                                     Renewal Option.  Section 8 of the Seventh Amendment, Renewal Option, is hereby deleted and replaced with the following:

1.                                       Grant of Option; Conditions.  Tenant shall have the right to extend the Term beyond the Second Extended Termination Date (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Second Extended Termination Date and ending on the 5th anniversary of the Second Extended Termination Date (the “Renewal Term”), if:

a.                                       Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 12 full calendar months prior to the expiration of the Second Extended Term and not more than 15 full calendar months prior to the expiration of the Second Extended Term; and

b.                                      Tenant is not in default in any monetary obligations under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

c.                                       No more than 15% of the Premises is sublet (other than to an Affiliate, as defined in the Original Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

d.                                      The Lease has not been assigned (other than to an Affiliate, as defined in the Original Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

2.                                       Terms Applicable to Premises During Renewal Term.

a.                                       The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.  Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Paragraph 3 of the Lease.

b.                                      Tenant shall pay Additional Rent (i.e. Operating Costs) for the Premises during the Renewal Term in accordance with

Paragraph 9 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s Allocable Share of Operating Costs and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

3.                                       Procedure for Determining Prevailing Market.  Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall notify Tenant in writing of the applicable Base Rent rate for the Premises for the Renewal Term (“Landlord’s Notice”).  Tenant, within 30 days after the date on which Tenant receives Landlord’s Notice, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 30 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term.  Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.  Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below.  If Landlord and Tenant fail to agree upon the Prevailing Market rate within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.

4.                                       Arbitration Procedure.

1.                                       If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 10 Business Days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in Bellevue, Washington, with working knowledge of current rental rates and practices.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.                                       Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term.  If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 Business Days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises.  If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.                                       If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

5.                                       Renewal Amendment.  If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Lease Term, Termination Date and other appropriate terms.  The Renewal Amendment shall be sent to Tenant within a reasonable time after receipt of the Binding Notice (not to exceed 30 days) and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

6.                                       Definition of Prevailing Market.  For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments for reasonably comparable lengths of time entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building with improvements comparable to those existing in the Premises on the date Tenant exercises the Renewal Option and that reflect what a willing, comparable tenant would pay, and a willing, comparable landlord would accept.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

C.                                     After Hours HVAC.  Paragraph 17 of Attachment I to the Original Lease (which section was added to the Original Lease pursuant to the Fourth Amendment) shall be deleted in its entirety and replaced with the following:

Landlord agrees to provide after hours HVAC to Tenant upon request provided such request is made by Tenant not later than 1:00 p.m. on a normal business day, not later than 1:00 p.m. on the day preceding a recognized holiday or not later than 1:00 p.m. on Friday for additional service on a Saturday or Sunday.  To compensate Landlord for the cost of providing such after hours HVAC service, Tenant agrees to reimburse Landlord at the rate of $30.00 per hour for such service, as such rate may be adjusted from time to time, but no more frequently than once every six months, to reflect any actual increases to Landlord in providing such services.

D.                                    Signage.  So long as Tenant occupies the entire 7th floor of the Building, Tenant shall have the right to (i) place and maintain during the Term a sign on the 7th floor adjacent to the elevator lobby, and (ii) continue during the Term Tenant’s existing signage on the exterior monument sign.  Nothing herein ins intended to be in lieu of or to replace any other signage rights granted to Tenant under the Lease.

E.                                      Right of First Offer.

1.                                       Grant of Option; Conditions.  Tenant shall have an on-going right of first offer (the “Right of First Offer”) with respect to any space contiguous to the Premises on the 6th floor of the Building, as more particularly shown on Exhibit D hereto (any portion of such space or collectively, the “Offering Space”).  Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that the existing tenant in the Offering Space will not extend or renew the term of its lease for the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall notify Tenant (the “Offer”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Lease Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord.  Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 10 days after Tenant’s receipt of the Offer, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Offer, if:

a.                                       Tenant is in default in any monetary obligations under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

b.                                      more than 15% of the Premises is sublet (other than to an Affiliate, as defined in the Original Lease) at the time Landlord would otherwise deliver the Advice; or

c.                                       the Lease has been assigned (other than to an Affiliate, as defined in the Original Lease) prior to the date Landlord would otherwise deliver the Advice; or

d.                                      Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

e.                                       the Offering Space is not intended for the exclusive use of Tenant during the Lease Term; or

f.                                         the existing tenant in the Offering Space is interested in extending or renewing its lease for the Offering Space or entering into a new lease for such Offering Space.

2.                                       Terms for Offering Space.

a.                                       The term for the Offering Space shall commence upon the commencement date stated in the Offer and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Offer shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Offer, the terms and conditions of this Lease shall apply to the Offering Space.

b.                                      Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Offer, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

c.                                       The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Offer specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space.  If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable and diligent efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

3.                                       Termination of Right of First Offer.  The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its Right of First Offer within the 10 day period provided in subsection 1 above; and (ii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in subsection 1 above.

4.                                       Offering Amendment.  If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Allocable Share and other appropriate terms.  A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

5.                                       Definition of Prevailing Market.  For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes.  Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for materially less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration.  The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

6.                                       Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) set forth in the lease of any tenant of the Building existing on the date hereof.

VIII.                         Miscellaneous.

A.                                   This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment or the Lease.

B.                                     Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.                                     In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.                                    Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.                                      The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.                                      Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Leo Backer of Washington Partners (“Tenant’s Broker”).  Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers other than Tenant’s Broker, claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Shawn Jackson of Equity Office Properties Management Corp. (“Landlord’s Broker”).  Landlord agrees to pay all fees, commissions and other amounts owed to Tenant’s broker in connection with this Amendment and shall indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.                                     Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

WA-110 ATRIUM PLACE, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:
M. Patrick Callahan
Senior Vice President –
Seattle Region

TENANT:

CLICK2LEARN, INC., a Delaware corporation

By:

Name:

Title:

THIS PAGE IS REQUIRED IF PROPERTY IS IN DELAWARE,

MICHIGAN, OHIO, UTAH, WASHINGTON, D.C. OR WASHINGTON STATE

LANDLORD ACKNOWLEDGMENTS

STATE OF                           )

COUNTY OF                       )  ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. Patrick Callahan, personally known to me to be the Vice President, Seattle Region, of Equity Office Management, L.L.C., a Delaware limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this          day of                      , 2003.

Notary Public

My Commission Expires:

TENANT ACKNOWLEDGMENTS

STATE OF                           )

COUNTY OF                       )  ss:

On this the          day of                      , 2003, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared                                                                  known to me to be                                President of                                                                 , one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

EXHIBIT A

LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant:	Click2Learn, Inc.

Beneficiary

WA-110 Atrium Place, L.L.C.

411-108th Avenue NE, Suite 1980

Bellevue, WA  98004

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                                                                  U.S. Dollars ($                          ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.             An original copy of this Irrevocable Standby Letter of Credit.

2.                                       Beneficiary’s dated statement purportedly signed by one of its officers reading: “This draw in the amount of                                             U.S. Dollars ($                       ) under your Irrevocable Standby Letter of Credit No.                                                 represents funds due and owing to us as a result of the Applicant’s failure to comply with one or more of the terms of that certain lease by and between WA-110 Atrium Place, L.L.C., as landlord, and Click2Learn, Inc., as tenant.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail, return receipt requested, that we elect not to so renew this Irrevocable Standby Letter of Credit.  A copy of any such notice shall also be sent to:  Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Treasury Department.  In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by one of Beneficiary’s officers stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease.  We further acknowledge and agree that:  (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time without our approval and without charge.  In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

1

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                                                                                       to the attention of                                                                        .

Very truly yours,

[name]

[title}

2

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of the Amendment by and between WA-110 ATRIUM PLACE, L.L.C., a Delaware limited liability company (“Landlord”), and CLICK2LEARN, INC., a Delaware corporation (“Tenant”), for space in the Building located at 110-110th Avenue N.E., Bellevue, Washington.

As used in this Workletter, the “Premises” shall be deemed to the Premises, as defined in the attached Amendment.

1.                                       This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use.  All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.”  Landlord and Tenant shall each work diligently to complete Landlord’s Work by September 30, 2003, and Landlord shall use all reasonable diligence to obtain all of the permits required for Landlord’s Work as soon as possible.  It is agreed that construction of the Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense, using Building Standard methods, materials, and finishes, unless Landlord and Tenant mutually agree in writing to use other than Building Standard methods, materials and finishes.  Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Landlord Work have not yet been prepared and, therefore, Landlord and Tenant are unable to determine the exact cost of the Landlord Work at this time.  Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord Work (inclusive of the cost of preparing Plans [which cost shall be limited to $59,044.50 (i.e., $1.50 per rentable square foot of the Premises) of the Maximum Amount], obtaining permits, a construction management fee equal to 5% of the total construction costs, and other related costs) shall be limited to $629,808.00 (i.e., $16.00 per rentable square foot of the Premises) (the “Maximum Amount”) and that Tenant shall be responsible for the cost of Landlord Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount.  Landlord shall enter into a direct, fixed-sum contract for the Landlord Work with a general contractor selected by Landlord, which general contractor shall use commercially reasonable cost control measures.  In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work, all of which subcontractors (except for the mechanical subcontractor) shall be selected on a competitive bid basis.  Landlord agrees to keep Tenant reasonably apprised of the status of the Landlord Work.

2.                                       Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their reasonable requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building.  Landlord shall provide all information reasonably required to efficiently and timely complete the Plans.  Tenant shall be entitled, but not obligated, to retain Marvin Stein & Associates to prepare the Plans and represent Tenant with regard to all Landlord Work.  Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  Landlord shall, and shall cause its architect and engineers to respond promptly to all requests and plan submittals related to the preparation of the Plans.  If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost.  Landlord acknowledges that it has no objections to the improvements described generally in the space plans prepared by Marvin Stein & Associates and dated January 3, 2003; provided that Landlord’s final consent shall be subject to Landlord’s receipt of the final Plans and the other terms and conditions set forth in this Work Letter.  Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto.  Tenant will deliver the final approved Plans to Landlord on or before March 15, 2003 (the “Plans Due

1

Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them.  Landlord and Tenant agree to devote such time as may be reasonably necessary in consultation with the architect and engineers to enable them to complete and submit the Plans within the required time limit.  Time is of the essence in respect of preparation and submission of Plans by Tenant.  (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)  Landlord shall pay Tenant’s architect within 30 days of receiving a written invoice from Tenant or Tenant’s architect.

3.                                       If Landlord’s estimate and/or the actual cost of the Landlord Work shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees.  Within 10 days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work.  If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.                                       If Landlord’s estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.  The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein.  The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.                                       If Tenant shall request any material change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the reasonable cost thereof, plus any applicable state sales or use tax thereon, upon demand to the extent that the cost of performing such revisions cause the cost of Landlord Work to exceed the Maximum Amount.  Promptly upon completion of the revisions and prior to undertaking any requested material change, addition or alteration, Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion.  Tenant, within 1 Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion.  In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom.  If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.                                       Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans.  Landlord shall notify Tenant of substantial completion of the Landlord Work.

7.                                       Any portion of the Maximum Amount or the Cabling Allowance (as defined in paragraph 9 below) which exceeds the cost of the Landlord Work or is otherwise remaining after June 30, 2003, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.  Notwithstanding the foregoing, Tenant may apply the remaining Cabling Allowance as a credit towards Base Rent accruing under the Lease on or after July 1, 2003.  In addition, provided that at least 50% of the Maximum Amount was applied toward the cost of the Landlord Work, Tenant may apply the remaining Maximum Amount toward Base Rent accruing under the Lease during the months of January 2005, January 2006, and February 2006 only.  Any portion of the Maximum Amount remaining after February 2006 shall accrue to the sole benefit of Landlord and shall not be applicable to any Base Rent accruing under the Lease after February 28, 2006.  For example, if $100,000 of the

2

Maximum Amount remained after June 30, 2003, Tenant could apply $66,425.06 of such remainder towards the Base Rent due for the period January 1, 2005, through January 31, 2005, and could apply the remaining $33,574.94 balance towards the Base Rent due for the period January 1, 2006, through January 31, 2006.

8.                                       Tenant acknowledges that some of the Landlord Work may be performed by Landlord in the Premises during Normal Business Hours subsequent to the Second Extension Date.  Landlord and Tenant agree to cooperate with each other in order to enable the Landlord Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible, including without limitation making the Temporary Premises available to Tenant as provided in Section I.B. of the attached Amendment.  Notwithstanding anything herein to the contrary, any delay in the completion of the Landlord Work or inconvenience suffered by Tenant during the performance of the Landlord Work shall not delay the Second Extension Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease.

9.                                       Provided Tenant is not in default under the terms of the Lease and in addition to the Maximum Amount, Landlord agrees to pay Tenant the sum of $50,000.00 (the “Cabling Allowance”) to be used for the cost of installing cabling in the Premises.  If the cost of installing cabling exceeds the Cabling Allowance, Tenant shall pay any and all costs in excess of the Cabling Allowance, plus any applicable state sales or use tax thereon.  The Cabling Allowance (or a portion thereof if the total cost of installing cable in the Premises does not equal or exceed the Cabling Allowance) shall be paid within twenty (20) days of Tenant providing written invoices or billing statements for the cost of such installation and cabling.  Any portion of the Cabling Allowance remaining after June 30, 2003, shall be applied pursuant to the terms of paragraph 7 above.

10.                                 In addition to that portion of the Landlord Work set forth in the Plans, Landlord shall also complete, at Landlord’s sole cost and expense in addition to the Maximum Amount, the following work in the elevator lobby of the Premises, using Building standard methods, materials and finishes (the “Lobby Work”):

(a)                                  install five (5) 2x4 light fixtures;

(b)                                 install two (2) light sconces;

(c)                                  remove existing recessed lighting; and

(d)                                 install four (4) new recessed can lights.

The Lobby Work shall be considered a part of Landlord Work under this Work Letter.

11.                                 This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Second Extended Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

3

EXHIBIT C

PARKING

This Exhibit is attached to and made a part of the Amendment by and between WA-110 ATRIUM PLACE, L.L.C., a Delaware limited liability company (“Landlord”), and CLICK2LEARN, INC., a Delaware corporation (“Tenant”), for space in the Building located at 110-110th Avenue N.E., Bellevue, Washington.

1.                                       During the Lease Term, Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the garage servicing the Building (the “Garage”) to lease to Tenant, and Tenant shall have the right to lease from Landlord or such Operator, up to a maximum of 117 unreserved parking spaces (collectively, the “Unreserved Spaces”) and 1 reserved parking space (the “Reserved Space”) in the Garage (collectively, the “Spaces”) for the use of Tenant and its employees.  The Spaces shall be leased at the rate of $0.00 per Space, per month, from the period commencing as of January 1, 2003, and ending December 31, 2003.  Commencing as of January 1, 2004, through December 31, 2008, the Unreserved Spaces shall be leased at the rate of $50.00 per Space, per month, plus applicable tax thereon, and the Reserved Spaces shall be leased at the rate of $100.00 per Space, per month, plus applicable tax thereon.  Such rates may be adjusted from time-to-time after December 31, 2008, to reflect the then current rate for parking in the Garage.  If requested by Landlord, Tenant shall execute and deliver to Landlord the standard parking agreement used by Landlord or the Operator (the “Parking Agreement”) in the Garage for such Spaces provided the same does not conflict with the Lease and is reasonable and customary.  Tenant shall have the right to suspend its right to use any Spaces not needed and thereby not be obligated to pay any fees or charges for such Spaces.

2.                                       No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces.  Tenant shall have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above at the rates set forth above if such additional Spaces are available in Landlord’s sole discretion.

3.                                       Except for particular spaces and areas designated by Landlord or the Operator for reserved parking, including Tenant’s 1 Reserved Space (in its current location), all parking in the Garage shall be on an unreserved, first-come, first-served basis.

4.                                       Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured.  Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

5.                                       Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like.  Tenant shall comply with and cause its employees to comply with all such rules and regulations, all reasonable additions and amendments thereto, and the terms and provisions of the Parking Agreement.

6.                                       Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord.  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property.  If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

7.                                       Landlord or the Operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.

1

8.                                       Tenant shall not assign or sublease any of the Spaces without the consent of Landlord.  Landlord shall have the right to terminate this Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign. The foregoing shall not pertain to any rights granted in connection with any assignment or sublease of the Premises.

9.                                       Landlord may elect to provide parking cards or keys to control access to the Garage.  In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

2

EXHIBIT D

OFFERING SPACE

WCW\4382\060\1211647.07

1